Exhibit 10.73
SEPARATION AGREEMENT AND GENERAL RELEASE
          This Separation Agreement and General Release (“Agreement”) is entered into by and between Barry S. Watson (“Employee”) and Alion Science and Technology Corporation (“Alion” or the “Company”) as of the latest date of execution by the parties to this Agreement. This Agreement supersedes and cancels any prior employment agreements or arrangements Employee may have entered into with Alion or its subsidiaries, affiliates, successors, assigns or predecessors in interest, including without limitation the Employment Agreement between Employee and Alion dated December 20, 2002 (the “Employment Agreement”), except as otherwise provided in this Agreement; provided, however, that the Employee Intellectual Property Agreement between Employee and Alion dated December 18, 2002, shall remain in full force and effect.
          In consideration of the mutual covenants, agreements and representations contained herein, the adequacy of which is hereby acknowledged, the parties hereto expressly and intentionally bind themselves as follows:
     1. SEPARATION OF EMPLOYEE
     Employee hereby agrees that he will announce his retirement from Alion and has notified Alion as of April 21, 2006 (the “Notification Date”) that his employment as Sector Senior Vice President and Sector Manager for the Systems Technology Sector of Alion will cease. Alion and Employee agree that Employee shall remain an employee with Alion in an untitled position until April 28, 2006 (the “Separation Date”). Employee voluntarily resigns from employment with the Company effective upon the Separation Date, or, if earlier, upon death or the date Employee accepts alternative employment, and the Company hereby accepts Employee’s resignation. Employee expressly acknowledges that, upon the occurrence of the Separation Date, he will no longer be an employee of Alion. Except as provided in Paragraph 2 below, effective as of the Notification Date, Employee shall not be eligible for further pay or benefits, including without limitation any benefits under any severance pay plan applicable to him as an employee of Alion, except as provided in this Agreement. From the period of the Notification Date through the Separation Date, and except as otherwise expressly permitted by Alion’s Chief Executive Officer, Employee shall not perform any work for Alion, shall cease all of his activities in connection with his duties at Alion, shall have no authority to act on behalf of or bind Alion and shall not represent to any third party or to any employee, agent or representative of Alion that he has any title, role or authority to act for or on behalf of Alion; provided, however, that, up to the Separation Date, Employee shall provide reasonable assistance and cooperation to Alion at such times as Alion may reasonably request. In addition, effective on the Notification Date, Employee expressly resigns from all offices, directorships and fiduciary positions with the Company or any related entities, including without limitation as a director of METI, Inc., a subsidiary of Alion.

     2. PAYMENTS BY ALION
          (a) For the period from the Notification Date through the Separation Date (the “Salary Continuance Period”), Employee shall remain on the Company’s payroll at his current prorated annual base salary (the “Salary Continuance Payments”). If Employee signs and does not revoke this Agreement, then, within eight (8) business days from the seven day period set forth in Paragraph 4(c)(ii), Alion shall make a lump sum severance payment to Employee in the amount of $486,449.62.
          (b) In addition to the Salary Continuance Payments and lump sum severance payment set forth above, the Company shall pay to Employee, within sixty (60) days from the Separation Date, a lump sum amount equal to $1,164,933.70 representing all amounts due for the vested and prorated unvested shares of phantom stock under the Alion Phantom Stock Plan (the “Plan”) and the Phantom Stock Agreements executed between the Company and Employee pursuant to the Plan for the Dates of Grants, as defined in the Plan, of February 11, 2003 and November 3, 2003. Such amount, computed as [x shares] times [share price] shall be increased or decreased as necessary to reflect the “Fair Market Value” assigned to shares under the Plan as of the March 31 “Valuation Date” (as such terms are defined in the Plan).
          (c) In addition to the above payments, the Company shall pay to Employee, contemporaneously with the payments set forth in Paragraph 2(a) above, an amount of $24,236.45 for outstanding accrued Paid Time Off (“PTO”).
          (d) Employee shall be permitted to continue the use of the automobile under the Company’s current automobile lease for Employee until the Separation Date. On or before close of business on the Separation Date, Employee shall return the automobile, along with all accessories purchased or reimbursed by the Company, to the Company’s Director of Human Resources. As of one (1) day after the Separation Date, any insurance coverage on behalf of Employee with regard to such automobile shall cease at the Company’s discretion.
          (e) Except as provided in this Agreement, no further payments shall be made to Employee.
          (f) The Company shall withhold such tax, payroll and other amounts from payments under this Agreement as Employee authorizes or the Company reasonably believes to be required by law.
     3. EMPLOYMENT BENEFITS
          (a) Employee agrees and acknowledges that his participation in any 401(k) Plan, short-term and long-term Disability Plans, or any other benefit plans made available to him as a Alion employee, and his participation in and entitlement to any and all other benefits in which he is currently enrolled, but which are not specifically addressed in this Agreement, will terminate on the Separation Date.

          (b) Employee’s participation in the Alion medical, dental, vision and other insurance plans shall cease as of the Separation Date, provided that Employee and/or Employee’s eligible dependent(s) remain eligible for such coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Separation Date, as provided by applicable law. Notwithstanding the foregoing, to the extent that Employee is eligible for and elects COBRA continuation coverage for Employee and any eligible dependent(s), for a period of eighteen (18) months from the Separation Date, the Company will reduce the cost of coverage that Employee is required to pay under such plans as elected by Employee pursuant to COBRA to the then current cost of such benefits to active employees as of the Separation Date; provided, however, that Alion has and reserves the right to amend, modify or replace such plans to provide substantially similar insured coverage.
        (c) Except as otherwise provided in this Agreement, Employee waives any right of participation in, or additional benefits under, the employee benefit, fringe benefit and compensation plans of Alion with respect to any period after the Separation Date.
     4. GENERAL RELEASE BY EMPLOYEE
          (a) Employee hereby releases and forever discharges Alion, its subsidiaries, affiliates, insurers, predecessors, successors, and assigns, and the directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively “Releasees”) of and from the following:
          (i) Any and all claims, demands, and liabilities whatsoever of every name and nature (other than those arising directly out of this Agreement), including, without limitation, those with respect to Employee’s employment by Alion, or the terms and conditions of employment, benefits or compensation, or termination of his employment, which Employee has or ever had against Releasees; and
          (ii) Without limitation, any and all claims known or unknown as of the date of execution of this Agreement for tortious injury, breach of contract, and/or wrongful discharge (including, without limitation, any claim for constructive discharge), all claims for infliction of emotional distress, all claims for slander, libel, or defamation of character, and all claims for reinstatement, back pay, front pay, compensatory or punitive damages, severance pay, attorneys’ fees, or costs, as related to Employee’s employment by Alion, or the terms and conditions or termination of his employment, benefits or compensation, or termination of such employment; and
          (iii) Without limitation, any and all claims known or unknown based upon any allegation of employment discrimination, including, without limitation, discrimination on the basis of race, color, sex, sexual orientation, age (including any claim pursuant to the Federal Age Discrimination in Employment Act), religion, disability, national origin or any other classification protected under applicable law.

          (b) It is agreed and understood that this release is a GENERAL RELEASE to be construed in the broadest possible manner consistent with applicable law.
          (c) Employee acknowledges and agrees that Employee:
          (i) has not filed or pursued any claim released hereby against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of Employee’s employment or termination of employment, and Employee shall not seek reinstatement with, or damages of any nature, severance pay, attorneys’ fees, or costs from any Releasee; and
          (ii) has been given the opportunity, if he so desires, to consider this Agreement for twenty-one (21) days before executing it. Any change made to the Agreement during the 21-day period, whether material or not, will not restart the running of the 21-day period. In the event that Employee executes this Agreement within twenty-one (21) days of the date of its delivery to him, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement for the entire twenty-one (21) day period. For a period of seven (7) days from the date of the execution of this Agreement, Employee shall retain the right to revoke this Agreement in accordance with 29 U.S.C. § 626 by written notice to Alion, c/o Kathy Madaleno, Director of Human Resources, 1750 Tysons Boulevard, McLean, Virginia 22102. This Agreement shall not become effective or enforceable until the expiration of such revocation period; and
          (iii) has been and is advised to consult an attorney regarding this Agreement prior to executing it and that he has been given sufficient time to do so; and
          (iv) has received full and adequate consideration for this General Release; and
          (v) fully understands and acknowledges the significance and consequences of this Agreement and represents by his signature that the terms of this Agreement are fully understood and voluntarily accepted by him. This Agreement has been individually negotiated by Employee and is not part of a group exit incentive or other group employment termination program.
          (d) Excluded from this General Release are any claims or rights which cannot be waived by law, including the right to challenge the enforceability of this Agreement and the Employee’s right to file a charge with an administrative agency or participate in any agency investigation. However, Employee is waiving his right to recover any money in connection with such a charge or investigation. Employee is also waiving his right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal, state or local agency.

          (e) This General Release becoming and remaining effective shall be a condition precedent to Employee obtaining any payments or benefits under this Agreement.
     5. NONDISCLOSURE OF INFORMATION; RETURN OF PROPERTY
          (a) Employee shall keep secret and confidential and shall not disclose to any third party, in any fashion or for any purpose whatsoever, any information regarding Alion which is (i) not available to the general public, and/or (ii) not generally known outside the Company, and (iii) is considered proprietary to or a trade secret of the Company, to which he has or will have had access at any time during the course of his employment by the Company, including, without limitation, any information relating to: the Company’s business or operations; its plans, strategies, prospects or objectives; its products, technology, processes or specifications; its research and development operations or plans; its customers and customer lists; its manufacturing, distribution, sales, service, support and marketing practices and operations; its financial condition and results of operations; its operational strengths and weaknesses; and, its personnel and compensation policies and procedures.
          (b) Employee agrees to return to Alion, on the Notification Date or at such later time as Alion may allow in its sole discretion, (i) all documents, data, material, details and copies thereof in any form (electronic or hard copy) that are the property of Alion or were created using Alion resources or during any hours worked for Alion including, without limitation, any data referred to in the immediately preceding Paragraph; and (ii) all other Alion property including, without limitation, all computer equipment (except as otherwise agreed, but including electronic information and/or software on Alion-provided computer equipment to be retained by Employee) and associated passwords, property passes, keys, credit cards, business cards and identification badges.
     6. NO DETRIMENTAL COMMUNICATIONS
          Employee agrees that he will not make, disclose or cause to be disclosed any negative, adverse, false or derogatory comments or statements about Releasees with regard to any product or service provided by Releasees, about Releasees’ prospects for the future, or about Releasees in general. Alion agrees that no authorized officer of Alion will disclose or cause to be disclosed outside of Releasees any negative, adverse, false or derogatory comments or statements about Employee. The parties agree that this provision will not be construed so as to bar any person from providing full and truthful testimony in response to a summons, court or administrative order or subpoena, or as otherwise provided by law. For the limited purposes of this Paragraph only, the term “Releasees” shall mean only the directors, chief executive officer, senior vice presidents and corporate vice presidents of Alion.

     7. FUTURE ASSISTANCE
          Alion may seek the assistance and cooperation of Employee in connection with any audit, investigation, litigation or proceeding arising out of matters within the knowledge of Employee and related to his position as an employee of Alion, and in any such instance, Employee shall provide such assistance, cooperation or testimony, and Alion shall pay Employee’s reasonable costs and expenses in connection therewith.
     8. NON-COMPETITION; NON-SOLICITATION
     Employee acknowledges and recognizes the highly competitive nature of the business of Alion and Alion’s subsidiaries and affiliates and, accordingly, agrees as follows:
          (a) As of the Notification Date and for a period of one (1) year after the Separation Date,, Employee agrees that he will not, without the prior written consent of Alion, directly or indirectly, whether as a principal, agent, employee, consultant, contractor, advisor, representative, stockholder (other than as a holder of an interest of five percent (5%) or less in the equity of any corporation whose stock is traded on a public stock exchange), or in any other capacity:
               (i) provide any services, advice or assistance to any business, person or entity which competes with Alion in connection with any contract or other business arrangement in which Employee (1) was involved, directly or indirectly; (2) acquired knowledge through access to confidential information; or (3) had any responsibility or material and direct involvement (except that this restriction shall not apply if Employee provides services, advice or assistance to or within a separate division or operating unit, of any such business, person or entity, that does not itself compete with Alion or any of its subsidiaries or affiliates and Employee has had no involvement with any part of such business, person or entity that competes with Alion);
               (ii) solicit, entice, divert or take away, or attempt to solicit, entice or divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of Alion, or any individual or entity having a business relationship with Alion, in which Employee was involved or acquired knowledge through access to such confidential information, or to induce or attempt to induce, directly or indirectly, any individual or entity having a business relationship with Alion, whether as an employee, consultant, customer or otherwise, to terminate or cease such relationship; or

               (iii) (1) solicit or encourage any employee of Alion or any of Alion’s subsidiaries or affiliates to leave the employment of Alion or such subsidiary or affiliate, provided that such employee was employed or had an offer of employment with Alion at the time Employee ceases to be employed by Alion; (2) without Alion’s written permission, hire any such employee who was employed by Alion or Alion’s subsidiaries or affiliates as of the Separation Date or who left employment with Alion or Alion’s subsidiaries or affiliates coincident with, or within three (3) months prior to or after, the Separation Date; or (3) encourage any Alion consultant, vendor or other independent contractor then under contract with Alion or any of its subsidiaries or affiliates to cease work with Alion or any such subsidiary or affiliate.
          (b) The parties represent and agree that any breach of this Paragraph is likely to cause irreparable injury to Alion and that damages for any breach of this Paragraph are difficult to calculate. Therefore, upon breach of this Paragraph, Alion will, at its election, be entitled to injunctive and other equitable relief. However nothing in this Paragraph shall limit Alion’ right to seek any relief or remedies, including damages to which it may be entitled.
          (c) It is the intention of the parties that (i) the restrictions contained in this Paragraph be less restrictive than the restrictions contained in the Employment Agreement; (ii) this Paragraph represents additional valid and good consideration in exchange for Employee executing this Agreement; and (iii) the restrictions contained in this Paragraph are reasonable as to time, geographic scope, and in all other respects.
     9. GOVERNING LAW; SEVERABILITY
          This Agreement is entered into and shall be construed under the laws of the Commonwealth of Virginia. In the event any provision of this Agreement is determined to any extent to be illegal or unenforceable by a duly authorized court of competent jurisdiction, then the illegal or unenforceable provision shall be severed from this Agreement. In the event of such severance, the remainder of this Agreement shall not be affected thereby, and each remaining provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; provided, however, that the parties expressly acknowledge and agree that the full waiver and release of all claims by Employee is essential to effectuate the parties’ intent in entering into this Agreement and that, in the event the general release of claims set forth in Paragraph 4 is severed, the parties’ remaining obligations under this Agreement shall be deemed waived (other than obligations arising under Paragraphs 5 and 8), and any consideration or value delivered by one party to the other under this Agreement shall constitute a binding obligation by the recipient to the other.

     10. WAIVERS
          The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.
     11. AMENDMENTS
          This Agreement may be modified or amended, in whole or in part, only by the mutual agreement of the parties in writing.
     12. NO OTHER INDUCEMENTS
          This Agreement sets forth the entire understanding of the parties in connection with the subject matter hereof. Any and all prior negotiations or discussion, either oral or written, are merged into this Agreement. Neither of the parties has made any settlement, representation or warranty in connection herewith (except those expressly set forth in this Agreement) which has been relied upon by the other party, or which acted as an inducement for the other party to enter into this Agreement.
     13. PERSONS BOUND BY AGREEMENT
          This Agreement shall be binding upon and inure to the benefit of Employee and Releasees and their respective successors.
     14. ASSIGNMENT OF INTERESTS
          Employee warrants that he has not assigned, transferred or purported to assign or transfer any claim against Releasees.
     15. PREVAILING PARTY ENTITLED TO FEES
          In the event that any action or proceeding is initiated to enforce or interpret the provisions of this Agreement, or to recover for a violation of the Agreement, the prevailing party in any such action or proceeding shall be entitled to its costs (including reasonable attorneys’ fees). Nothing in this Paragraph is intended to, or shall, place any limitation or condition precedent on Employee’s ability to challenge this Agreement.
     16. CONFIDENTIALITY
          Employee agrees to keep confidential the existence of this Agreement, as well as all of its terms and conditions, and not to disclose to any person or entity the existence, terms or conditions of this Agreement, except to his attorney, financial advisors and members of his immediate family, provided they agree to keep confidential such existence, terms and conditions. In the event that Employee believes he is compelled by law to divulge the existence, terms or conditions of this Agreement, he will notify Alion’s Law Department of the basis for that belief before actually divulging the information. Employee hereby confirms that, as of the date of this Agreement, he has not disclosed the existence, terms or conditions of this Agreement, except as otherwise provided in this Agreement. Alion also agrees to keep confidential the existence of this Agreement and not to disclose its terms and conditions outside of Releasees, its attorneys and consultants, unless Alion is otherwise required to disclose such terms and conditions by operation of law or request by a governmental agency, or as required by any federal or state securities laws or regulations.

     IN WITNESS WHEREOF, the parties hereby agree to the terms and conditions of this Agreement as set forth above.

EMPLOYEE:

By:	/s/ Barry S. Watson
	Barry S. Watson	Date

ALION SCIENCE AND TECHNOLOGY CORPORATION:

By:	/s/ Katherine Madaleno
	Katherine Madaleno	Date
Corporate VP and Director of Human Resources